UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 18, 2012

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711
(Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On December 18, 2012, Harbinger Group Inc., the majority shareholder of the issuer, through its wholly-owned subsidiary (“HRG”), purchased additional shares of common stock of Spectrum Brands Holdings, Inc. (the “Company”), resulting in an overall ownership by HRG of the common stock of the Company of approximately 57%. HRG purchased the stock in privately negotiated transactions from four of the Company’s executives (the “Executives”). It purchased a total of 333,778 shares of common stock of the Company at a negotiated price of $44.94 per share, based on a trailing average closing price formula.  The amount of shares purchased from each of the Executives was: David Lumley (Chief Executive Officer) – 120,060; Anthony Genito (Chief Financial Officer) – 72,038; Terry Polistina (President – Global Appliances) – 69,642; and John Heil (President – Global Pet Supplies) – 72,038.

None of the Executives have previously sold any shares of the Company’s stock since joining the Company, with the exception of Mr. Polistina who sold 28,244 shares on October 4, 2012. The Executives advised the Company that the sales were done in part for 2012 tax planning purposes. Immediately following this sale, each of Messrs. Lumley, Genito, Polistina and Mr. Heil will continue to retain approximately 70% of the vested and the earned and time-vesting shares he held prior to the purchase, aligning the interests of each Executive with the future success of the Company.

The Executives also have advised the Company that under individual 10b5-1 trading plans established between October 2011 and June 2012, they may each sell an approximately equal number of shares over the next 6 to 15 months under the terms of their respective trading plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

	By:	/s/ Nathan E. Fagre
	Name:	Nathan E. Fagre
	Title:	Secretary and General Counsel

Dated: December 18, 2012